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                                                                   Exhibit 8.2

                             Legal Opinion of
                          Hallett & Perrin, P.C.


                           Hallett & Perrin, P.C.
                               717 N. Harwood
                                 Suite 1400
                            Dallas, Texas 75201


                                 June 1, 2001


Blue Wave Systems Inc.
2410 Luna Road
Suite 132
Carrollton, TX 75006

Gentlemen:


     This will confirm that we have advised Blue Wave Systems Inc., a Delaware corporation ("Blue Wave"), with respect to certain federal income tax aspects of the proposed merger of Blue Wave with and into Earth Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Motorola, Inc., a Delaware corporation. Such advice formed the basis for the descriptions of the selected federal income tax consequences of the proposed merger appearing under the captions "Summary--Material Federal Income Tax Consequences of the Blue Wave Systems Merger" and "The Merger--Material Federal Income Tax Consequences of the Blue Wave Systems Merger" in the Proxy Statement/Prospectus included in the Registration Statement (File No. 333-60976) on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Such description does not purport to discuss all possible federal income tax ramifications of the proposed merger. With respect to the tax consequences which are discussed under the captions "Summary--Material Federal Income Tax Consequences of the Blue Wave Systems Merger" and "The Merger--Federal Income Tax Consequences of the Blue Wave Systems Merger" in the Proxy Statement/Prospectus, we are of the opinion that the discussion correctly states the material federal income tax consequences of the proposed merger to the shareholders of Blue Wave described therein and the applicable principles of existing law.


     We consent to the use of this letter as an exhibit to the Registration Statement and to the reference to our firm name under the captions "The Merger - Material Federal Income Tax Consequences of the Blue Wave Systems Merger", "The Merger Agreement - Additional Conditions to the Obligations of Blue Wave Systems" and "Legal and Tax Matters". By giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                  Very truly yours,

                                  /s/ Hallett & Perrin, P.C.